APPENDIX II

MISSION VALUE PARTNERS, LLC

CODE OF ETHICS

This Code of Ethics (“Code”) sets forth rules, regulations and standards of professional conduct for the Employees of the Firm.  The Firm expects that all Employees will adhere to the Code without exception.

Terms in boldface type have special meanings as used in this Code and are defined in Section S below.  To understand the Code you will need to read the definitions of those terms.

A.	Standards of Professional Conduct Statement

It is the Firm’s policy that Employees adhere to the highest ethical standards when discharging their investment advisory duties to Clients or conducting general business activity on behalf of the Firm in every possible capacity, such as investment management, administration, dealings with service providers, confidentiality of information and financial matters of every kind.

The Firm has a fiduciary responsibility to render confidential, professional and unbiased investment advice to its Clients.1  It owes its Clients a duty of honesty, good faith, and fair dealing when discharging the Firm’s investment management responsibilities and, as a fiduciary the Firm’s ethics and those of its Employees must be above reproach. Actions that expose the Firm or its Employees to even the appearance of impropriety must not occur.  It is a fundamental principle of the Firm to ensure that the interests of its Clients come before those of the Firm or any of its Employees.  Therefore, each Employee is expected to uphold the standards of professional conduct set forth in this Code, including when engaging in personal securities transactions or dealing with confidential information regarding the Clients or investors in the Funds.  It is extremely important to not violate the trust that the Firm and its Clients have placed in Employees.

The prescribed guidelines and principles, set forth in the policies that follow, are designed to reasonably assure that the high ethical standards maintained by the Firm continue to be applied, deter misconduct by Employees, and protect Clients and investors in the Funds managed by the Firm.  The rules prohibit certain activities and personal financial interests and require disclosure of certain personal investments and related business activities of Employees.  The procedures that follow will assist in reasonably ensuring that our Clients are protected from Employee misconduct and that our Employees do not violate federal securities laws.  These guidelines and procedures are intended to maintain the excellent name of our Firm, which is a direct reflection of the conduct of each of us in everything we do.

The Firm’s continued success depends on each one of us meeting our obligation to perform in an ethical manner and to use good judgment at all times.  All Employees have an obligation and a responsibility to conduct business in a manner that maintains the trust and respect of fellow Employees, our Clients, their investors, our business counterparties, and the general public.

1 ERISA and the federal securities laws which may govern the Firm define an investment adviser as a fiduciary who owes its clients a duty of undivided loyalty and who must not engage in any activity in conflict with the interests of the client.

Mission Value Partners, LLC

Employees are required to promptly bring any knowledge of possible or actual unethical conduct to the attention of the Compliance Officer or, if the possible or actual unethical conduct relates to the Compliance Officer, to the Portfolio Manager.  Confidentiality will be protected insofar as possible, with the assurance that there will be no adverse consequences as a result of reporting any unethical or questionable behavior.

Each Employee has the responsibility to be fully aware of and strictly adhere to the Code and the accompanying policies that support the Code.  It should be noted that because ethics is not a science, there may be gray areas that are not covered by laws or regulations.  The Firm and its Employees will nevertheless be held accountable to such standards.  The Firm expects all personnel to comply with the spirit of the Code, as well as the specific rules contained in the Code.  Individuals are encouraged and expected to seek assistance for help in making the right decision, and should contact the Compliance Officer with any questions regarding his or her obligations under this Code.

The Firm believes that these general principles not only help us fulfill our fiduciary obligations, but also protect the Firm’s reputation and instill in our Employees the Firm’s commitment to honesty, integrity and professionalism.  Employees should understand that these general principles apply to all conduct, whether or not the conduct also is covered by more specific standards or procedures set forth below.  Failure to comply with the Code may result in disciplinary action, including termination of employment.

B.	Persons and Accounts Covered by the Code

1.	Employees and Access Persons

In general, the Code applies to all of the Firm’s Employees.  Certain provisions of the Code, however, apply only to the Firm’s “Access Persons.”  Our Access Persons include any Employee who:

•	Has access to nonpublic information regarding any Client’s purchases or sales of securities; or

•	Is involved in making securities recommendations to the Clients, or has access to such recommendations that are nonpublic.

All of the Firm’s managers, members and officers are presumed to be access persons.

2.	Personal Accounts

The requirements and restrictions contained in the Code apply to any “personal account” of an Employee.  The term “personal account” means any account in which an Employee or member of the Employee’s Family/Household has direct or indirect Beneficial Ownership and the ability to exercise investment discretion with respect to the account’s holdings.  The term “personal account” does not include any securities account over which the Employee has no direct investment influence or control, such as a mutual fund account.

An Employee is deemed to have Beneficial Ownership if the Employee, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares a direct or indirect opportunity to profit or share in any profit derived from the relevant personal account.  For a full definition of beneficial ownership, refer to Rule 16a-1(a)(2) under the Exchange Act.

Mission Value Partners, LLC

C.	Compliance with Applicable Securities Laws

In addition to the general principles of conduct stated in the Code and the specific trading restrictions and reporting requirements described below, the Code requires all Employees to comply with applicable U.S. federal and state, as well as applicable non-U.S., securities laws.  These laws include but are not limited to the Securities Act, the Exchange Act, the Investment Company Act of 1940, the Advisers Act, any rules adopted by the Securities and Exchange Commission under any of these statutes, the Bank Secrecy Act, any related laws, rules and regulations as they may apply to private investment funds and investment advisers, and the Securities and Exchange Law of Japan.

D.	Initial and Annual Holding Reports

1.	Contents of Holdings Reports

Every Employee must submit an initial and an annual holdings report to the Compliance Officer that discloses all Covered Securities in which the Employee or members of the Employee’s Family/Household have Beneficial Ownership.  It also requires you to list all brokers, dealers and banks where you maintained an account in which any securities (not just Covered Securities) were held for the direct or indirect benefit of you or a member of your Family/Household on the date you became an Employee.  The Compliance Officer, in his discretion, may request that holdings reports be delivered to him more frequently than annually.  Each report must contain, at a minimum:

a.      the name of the Covered Securities, and the exchange ticker symbol or identifying number of the security, as well as the number of shares and principal amount of each Covered Security in any personal account; and

b.      the date on which the Employee submits the report.

c.      In addition, each access person must list the name of every broker, dealer or bank with which the access person maintains any securities account over which the access person has investment discretion with respect to the holdings.  In the interest of clarity, no access person is required to submit any report with respect to securities held in a securities account over which the access person had no direct or indirect investment influence or control.

2.	Timing of Holdings Reports

Holdings reports, substantially in the form attached hereto as Exhibit A, must be submitted by Employees within the following time frames:

a.      no later than 10 days after becoming an Employee, and the information contained in the report must be current as of a date no more than 45 days prior to the date of becoming an Employee; and

b.      at least once each year thereafter no later than 30 days following the calendar year-end.  The information contained in the report must be current as of the date of the relevant calendar year-end.

Mission Value Partners, LLC

E.	Quarterly Transaction Reports

1.	Contents of Transactions Reports

Every Employee must submit a quarterly transaction report to the Compliance Officer that discloses all transactions during the most recent calendar quarter in Covered Securities in which the Employee or members of the Employee’s Family/Household had Beneficial Ownership.  The obligation to provide a quarterly transaction report may be satisfied by submitting copies of the Employee’s and or members of the Employee’s Family/Household’s relevant brokerage statements, or brokerage transactions reports.  It also requires you to list all brokers, dealers and banks where you established a new account in which any securities (not just Covered Securities) were held for the direct or indirect benefit of you or a member of your Family/Household on the date you became an Employee.  The Compliance Officer, in his/her discretion, may request that holdings reports be delivered to him/her more frequently than quarterly.

Each quarterly transaction report must contain, at a minimum, the following information about each transaction involving a Covered Security in which the Employee or Employee’s Family/Household had, or as a result of the transaction acquired, any direct or indirect Beneficial Ownership:

a.      the date of the transaction, the title, and as applicable the exchange ticker symbol or CUSIP number, interest rate and maturity date, number of shares, and principal amount of each Covered  Security involved;

b.      the nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);

c.      the price of the security at which the transaction was effected;

d.      the name of the broker, dealer or bank with or through which the transaction was effected; and

e.      the date the access person submits the report.

2.	Timing of Transaction Reports

Transaction reports must be submitted by Employees at least once each quarter no later than 10 days after the end of March, June, September, and December each year.  The information contained in the report must be current as of the date of the relevant calendar quarter-end.

F.	Pre-Approval for Certain Securities

Every Employee and members of the Employee’s Family/Household must obtain written pre-approval from the Compliance Officer before acquiring or selling the following types of securities in which you or a member of your Family/Household has any Beneficial Ownership:

(a)
any Japanese equity security except for (i) transactions in which the Employee has no direct or indirect influence or control (such as third party managed accounts); (ii) transactions pursuant to an automatic investment plan; (iii) purchases effected upon the exercise of rights issued by an issuer pro rata to all holders of a class of its securities; and (iv) acquisitions or sales of securities through stock dividends, stock splits, reverse stock splits, mergers, consolidations, spin-offs, and other similar corporate reorganizations;

(b)	any non-publicly traded securities or private placements; and

(c)	any initial public offerings.

Mission Value Partners, LLC

Once pre-clearance if obtained it shall be valid only for the day on which it was granted and for 5 business days thereafter.  The Compliance Officer may deny or revoke preclearance for any reason.  In no event will preclearance be granted for any security if, to the knowledge of the Compliance Officer, the Firm has a buy or sell order pending for that same security or a closely related security (such as an option relating to that security, or a related convertible or exchangeable security).

Access Persons, including Investment Persons, are prohibited from purchasing Japanese securities in their personal accounts, with the exception of accounts set up with Compliance Officer approval that are managed by the Firm, trade pari passu with other Firm accounts, and follow trade allocation and order aggregation rules as outlined in Appendix VIII.

G.	Prohibited Transactions in Mutual Funds

All Employees are prohibited from engaging in short-term trading for their personal accounts in the shares of any open-end mutual fund (i.e., market timing).  For purposes of the Code, the term “short-term trading” means any purchase and sale or sale and purchase of the shares of a mutual fund within a 30-day period, or such longer period as may be specified by a mutual fund’s prospectus.  In addition, all Employees are prohibited from trading in the shares of mutual funds for their personal accounts in a manner inconsistent with a mutual fund’s prospectus.

H.	Excessive Trading Activities

Excessive trading activity in the personal accounts of Employees may cause or give the appearance of conflict of interest with the Clients’ accounts.  Therefore, Employees are generally limited to three pre-approved trades of Japanese equity securities per month.  Any additional trades may be approved by the CCO only in cases of special need (such as need to liquidate a portfolio for a home purchase).  Employees and their Family/Household are also strongly discouraged from short-term trading, defined as the purchase and sell, or sell and purchase, of a Covered Security (or any closely related security, such as an option or a related convertible or exchangeable security) within any period of 60 calendar days.  If such transactions occur, the Firm may require any profits from the transactions to be disgorged for donation by the Firm to charity.

I.	Confidential Information

Employees may become privy to confidential information (information not generally available to the public) concerning the affairs and business transactions of companies researched by us for investment, corporate transformation, present and prospective investors, investor portfolio transactions (executed, pending or contemplated) and holdings, suppliers, officers and other staff members.  Confidential information also includes trade secrets and other proprietary information of the Firm, such as business or product plans, systems, methods, software, manuals and client lists.  Safeguarding confidential information is essential to the conduct of our business.  Caution and discretion are required in the use of such information and in sharing it only with those who have a legitimate need to know (including other Employees of the Firm and Clients).

1.	Personal Use

Confidential information obtained or developed as a result of employment with the Firm is not to be used or disclosed for the purpose of furthering any private interest or as a means of making any personal gain.  Unauthorized or disclosure of such information (other than as described above) could result in civil or criminal penalties against the Firm or the individual responsible for disclosing such information.

Mission Value Partners, LLC

Further guidelines pertaining to confidential information are contained in the “Confidentiality Agreement” attached to the Compliance Manual, which each Employee must read, understand and sign.

2.	Release of Client Information

All requests for information concerning a Client or an investor of the Client (other than routine inquiries), including requests pursuant to the legal process (such as subpoenas or court orders) must be promptly referred to the Compliance Officer, or Legal Department.  No information may be released, nor should the Client involved be contacted, until so directed by either the Compliance Officer.

In order to preserve the rights of our Clients and their investors, and to limit the firm’s liability concerning the release of client and investor proprietary information, care must be taken to:

•	Limit use and discussion of information obtained on the job to normal business activities.

•	Request and use only information that is related to our business needs.

•	Restrict access to records to those with proper authorization and legitimate business needs.

•	Include only pertinent and accurate data in files, which are used as a basis for taking action or making decisions.

J.	Conflicts of Interest

Employees should avoid actual or apparent conflicts of interest, i.e., any personal interest inside or outside the Firm, which could be placed ahead of the Employee’s obligations to the Firm and its Clients and their investors.  Conflicts may exist even when no wrong is done.  The opportunity to act improperly may be enough to create the appearance of a conflict.  As a matter of business policy, the Firm wants to avoid even the appearance that the Firm, its personnel or others receive any improper benefit from information about client trading or accounts, or from our relationships with our clients or with the brokerage community.

The Firm recognizes and respects an Employee’s right of privacy concerning personal affairs, but we must require a full and timely disclosure of any situation, which could result in a conflict of interest, or even the appearance of a conflict.  The Firm, not by the Employee involved, will determine the appropriate action to be taken to address the situation.

To reinforce our commitment to the avoidance of potential conflicts of interest, the following rules have been adopted to prevent Employees from engaging in certain activities without pre-approval from the Compliance Officer:

1.      Employees may not, without first having secured prior approval, serve as a director, officer, employee, partner or trustee – nor hold any other position of substantial interest – in any outside business enterprise.  Employees will not need prior approval, however, if the following three conditions are met: (i)  the enterprise is a family firm owned principally by other members of the Employee’s family; (ii)  the family business is not doing business with the Firm and is not a securities or investment related business; and (iii) the services required will not interfere with the Employee’s duties or independence of judgment.  Significant involvement by Employees in outside business activity is generally unacceptable.  In addition to securing prior approval for outside business activities, Employees will be required to disclose all relationships with outside enterprises annually.

Mission Value Partners, LLC

The foregoing applies only to positions in business enterprises.  It does not affect the Firm’s practice of permitting Employees to be associated with governmental, educational, charitable, religious or other civic organizations.  These activities may be entered into without prior consent, but must still be disclosed on an annual basis.

2.      Employees may not act on behalf of the Firm in connection with any transaction in which he or she has a personal interest.

3.      Employees may not, without prior approval, have a substantial interest in any outside business which, to the Employee’s knowledge, is involved currently in a business transaction with the Firm, or is engaged in businesses similar to any business engaged in by the Firm.  A substantial interest includes any investment in the outside business involving an amount greater than 10 percent of the Employee’s gross assets, or involving a direct or indirect ownership interest greater than 2 percent of the outstanding equity interests.  Employees do not need approval to invest in open-ended registered investment companies such as investments in mutual funds and similar enterprises that are publicly owned.

4.      Employees may not, without prior approval, engage in any transaction involving the purchase of products and/or services from the Firm, except on the same terms and conditions as they are offered to the public.

5.      Employees may not, without prior approval, borrow an amount greater than 10% of their respective gross assets, on an unsecured basis from any bank, financial institution, or other business that, to the Employee’s knowledge, currently does business with the Firm or with which the Firm has an outstanding investment relationship.

6.      Employees may not favor one client account over another client account or otherwise disadvantage any Client in any dealings whatsoever to benefit either the Employees, the Firm or another third-party client account.

7.      Employees may not, as result of their status as a Firm employee, take advantage of any opportunity that they learn about or otherwise personally benefit from information obtained as an Employee that would not have been available to such Employee if they were not a the Firm employee.

8.      Employees may not use for their own benefit (or the benefit of anyone other than the Client) information about the Firm’s trading or recommendations for Client accounts.

K.	Service on Boards of Directors and Other Outside Activities

An Employee’s service on the board of directors of an outside company, as well as other outside activities generally, could lead to the potential for conflicts of interest and insider trading problems, and may otherwise interfere with the Employee’s duties to the Firm.  Accordingly, Employees are prohibited from serving on the boards of directors of any outside company, unless the service (i) would be in the best interests of the Firm or the Clients and (ii) has been approved in writing by the Compliance Officer.  In addition, any Employee serving on the board of a private company which is about to go public may be required to resign either immediately or at the end of the current term.

Mission Value Partners, LLC

The Firm also discourages Employees from (i) engaging in outside business ventures (such as consulting engagements or public/charitable positions); (ii) accepting any executorships, trusteeship or power of attorney (except with respect to a family member); and (iii) serving on a creditors committee except as part of the Employee’s duties at the Firm.  Accordingly, an Employee must obtain pre-approval from the Compliance Officer prior to engaging in any of these activities.

L.	Political Affiliations

The Firm does not contribute financial or other support to political parties or candidates for public office.  Employees may, of course, make political contributions, but only on their own behalf; the Firm for such contributions will not reimburse them.

Legislation generally prohibits the Firm or anyone acting on its behalf from making an expenditure or contribution of cash or anything else of monetary value which directly or indirectly is in connection with an election to political office; as, for example, managing investments at preferential fee levels or providing non-financial support to a political candidate or party by donating office facilities.  Otherwise, individual participation in political and civic activities conducted outside of normal business hours is encouraged, including the making of personal contributions to political candidates or activities.

Employees are free to seek and hold an elective or appointive public office, provided they do not do so as a representative of the Firm.  Employees must conduct campaign activities and perform the duties of the office in a manner that does not interfere with their responsibilities to the Firm.

M.	Gifts and Entertainment

In order to address conflicts of interest that may arise when an Employee accepts or gives a gift, favor, entertainment, special accommodation, or other items of value, the Firm places restrictions on gifts and entertainment.  The following specific restrictions apply.

•
Gifts.  No personnel may accept or receive on their own behalf or on behalf of the Firm any gift or other accommodations from a vendor, broker, securities salesman, client or prospective client (a "business contact") that might create a conflict of interest or interfere with the impartial discharge of such personnel's responsibilities to the Firm or its clients or place the recipient or the Firm in a difficult or embarrassing position.  This prohibition applies equally to gifts to members of the Family/Household of firm personnel.  Furthermore, no Employee may receive any gift, service, or other item of more than de minimis value, which for purposes of the Code is set at $100, from any person or entity that does business with or on behalf of the Firm.  No Employee may give or offer any gift of more than de minimis value to existing investors, prospective investors, or any entity that does business with or on behalf of the Firm without the prior written approval of the Compliance Officer.  These policies are not intended to prohibit normal business entertainment.

•
Cash.  No Employee or member of the Employee’s Family/Household may give or accept cash gifts or cash equivalents to or from an investor, prospective investor, or any entity that does business with or on behalf of the Firm.

Mission Value Partners, LLC

•
Entertainment.  No Employee or member of the Employee’s Family/Household may provide or accept extravagant or excessive entertainment to or from an investor, prospective investor, or any person or entity that does or seeks to do business with or on behalf of the Firm.  Employees may provide or accept a business entertainment event, such as dinner or a sporting event, of reasonable value, if the person or entity providing the entertainment is present.  Any event likely to exceed a de minimis value must be approved in advance by the Compliance Officer.

•
Government Officials.  No gift or entertainment event of any value involving government officials or their families may be given or sponsored by the Firm or any Employee or member of the Employee’s Family/Household without the prior written approval of the Compliance Officer.

•
Reporting.  Each Employee must report on a quarterly basis within ten days of calendar quarter end any gifts or entertainment received in connection with the Employee’s employment to the Compliance Officer.  The Compliance Officer may require that any gift in excess of de minimis value be returned to the provider or that any excessively lavish entertainment expense be repaid by the Employee.

•
Solicited Gifts.  No Employee may use his or her position with the Firm to obtain anything of value from a Client, supplier, person to whom the Employee refers business, or any other entity with which the Firm does business.

•	Referrals. Employees may not make referrals to Clients (e.g., of accountants, attorneys, or the like) if the Employee expects to personally benefit in any way from the referral.

•
Improper Payments.  In the conduct of the Firm’s business, no bribes, kickbacks, or similar remuneration or consideration of any kind are to be given or offered to any individual or organization or to any intermediaries such as agents, attorneys or other consultants.

N.	Expenditures and Receipts

The integrity of the accounting records of the Firm is essential.  All expenditures and receipts, including personal expense statements, must be supported by documents that accurately and properly describe such expenses.  Staff members responsible for approving expenditures or for keeping books, records and accounts for the Firm are required to approve and record all expenditures and other entries based upon proper supporting documents so that the accounting records of the Firm are maintained in reasonable detail, reflecting accurately and fairly all transactions of the Firm including the disposition of its assets and liabilities.  The falsification of any book, record or account of the Firm, the submission of any false personal expense statement, claim for reimbursement of a non-business personal expense, or false claim for an employee benefit plan payment are prohibited.  Disciplinary action will be taken against Employees who violate these rules, which may result in dismissal.

O.	Reporting Violations

Every Employee must immediately report any violation of the Code to the Compliance Officer.  Should the Employee’s concern be with the Compliance Officer, he or she should share their knowledge or suspicion with the President.

All reports will be treated confidentially and investigated promptly and appropriately.  The Firm will not retaliate against any Employee who reports a violation of the Code in good faith and any retaliation constitutes a further violation of the Code.  The Compliance Officer (or the individual to whom the violation was reported) will keep records of any violation of the Code, and of any action taken as a result of the violation.

Mission Value Partners, LLC

P.	Exceptions to the Code

The Compliance Officer may, under very limited circumstances, grant an exception from the requirements of the Code on a case-by-case basis, provided that:

•
The Employee seeking the exception provides the Compliance Officer with a written statement (i) detailing the efforts made to comply with the requirement from which the Employee seeks an exception and (ii) containing a representation that compliance with the requirement would impose significant undue hardship on the Employee;

•
The Compliance Officer believes that the exception would not harm or defraud a Client, violate the general principles stated in the Code or compromise the Employee’s or the Firm’s fiduciary duty to any Client; and

•	The Employee provides any supporting documentation that the Compliance Officer may request from the Employee.

Exceptions will only be granted in rare circumstances.  Some provisions of the Code are mandated by SEC rule and cannot be waived.

Q.	Administration of the Code

The Compliance Officer will receive and review all reports submitted pursuant to the Code.  The Compliance Officer will review the reports to determine that Employee and Access Person trades are consistent with requirements and restrictions set forth in the Code and do not otherwise indicate any improper trading activities.  The Compliance Officer also will ensure that all books and records relating to the Code are properly maintained.  The books and records required to be maintained include the following:

•	A record of any violation of the Code, and of any action taken as a result of the violation;

•	A record of all written acknowledgements of receipt, review and understanding of the Code from each person who is currently, or within the past five years was, an Employee;

•	A record of each report made by an Access Person, including any brokerage confirmations and brokerage account statements obtained from Access Persons;

•	A record of the names of persons who are currently, or within the past five years were, access persons;

•	A record of any decision, and the reasons supporting the decision, to approve the acquisition of Japanese equity securities by Employees; and

•
A record of any exception from the Code granted by the Compliance Officer, all related documentation supplied by the Employee seeking the exception, and the reasons supporting the decision to grant the exception.

Mission Value Partners, LLC

These books and records must be maintained by the Firm in an easily accessible place for at least five years from the end of the fiscal year during which the record was created, the first two years in an appropriate office of the Firm.

R.	Sanctions

Any violation of any provision of the Code may result in disciplinary action.  The Compliance Officer will determine an appropriate sanction.  Disciplinary action may include, among other sanctions, a letter of reprimand, disgorgement, suspension, demotion or termination of employment.

S.	Definitions

The special meanings of the highlighted terms as used in this Code of Ethics are explained below.  Some of these terms (such as "beneficial ownership") are sometimes used in other contexts, not related to Codes of Ethics, where they have different meanings.  For example, "beneficial ownership" has a different meaning in this Code of Ethics than it does in the SEC's rules for proxy statement disclosure of corporate directors' and officers' stockholdings, or in determining whether an investor has to file 13D or 13G reports with the SEC.  If you have any doubt or question about whether an investment, account or person is covered by any of these definitions, please consult with the Compliance Officer.

a)
Beneficial Ownership: means any opportunity, directly or indirectly, to profit or share in the profit from any transaction in securities.  It also includes transactions over which you exercise investment discretion (other than for a client of the Firm), even if you don't share in the profits.  Beneficial Ownership is a broad concept.  Some examples (but not a complete list) of Beneficial Ownership include:

a.	Securities held in a person's own name, or that are held for the person's benefit in nominee, custodial or "street name" accounts.
b.
Securities owned by or for a partnership in which the person is a general partner (whether the ownership is under the name of that partner, another partner or the partnership or through a nominee, custodial or "street name" account).

c.
Securities that are being managed for a person's benefit on a discretionary basis by an investment adviser, broker, bank, trust company or other manager, unless the securities are held in a "blind trust" or similar arrangement under which the person is prohibited by contract from communicating with the manager of the account and the manager is prohibited from disclosing to the person what investments are held in the account.  (Just putting securities into a discretionary account is not enough to remove them from a person's Beneficial Ownership.  This is because, unless the account is a "blind trust" or similar arrangement, the owner of the account can still communicate with the manager about the account and potentially influence the manager's investment decisions.)

d.	Securities in a person's individual retirement account.
e.	Securities in a person's account in a 401(k) or similar retirement plan, even if the person has chosen to give someone else investment discretion over the account.
f.	Securities owned by a trust of which the person is either a trustee or a beneficiary.
g.
Securities owned by a corporation, partnership or other entity that the person controls (whether the ownership is under the name of that person, under the name of the entity or through a nominee, custodial or "street name" account).

Mission Value Partners, LLC

b)
Covered Security: means anything that is considered a "security" under the Investment Company Act of 1940, except:  1) direct obligations of the U.S. Government; 2) bankers' acceptances, bank certificates of deposit, commercial paper and high quality short-term debt obligations, including repurchase agreements; and 3) shares of open-end investment companies that are registered under the Investment Company Act (mutual funds), excluding those managed or advised by the Firm.  Covered Security does include most kind of investment instruments including: 1) options on securities, on indexes and on currencies; 2) investments in all kinds of limited partnerships; 3) investments in foreign unit trusts and foreign mutual funds; and 4) investments in private investment funds, hedge funds and investment clubs.

c)
Family/Household: Members of your Family/Household include:  1)your spouse or domestic partner (unless they do not live in the same household as you and you do not contribute in any way to their support); 2) your children under the age of 18; 3) your children who are 18 or older (unless they do not live in the same household as you and you do not contribute in any way to their support); and 4) any of these people who live in your household:  your stepchildren, grandchildren, parents, stepparents, grandparents, brothers, sisters, parents-in-law, sons-in-law, daughters-in-law, brothers-in-law and sisters-in-law, including adoptive relationships.

d)
Investment Person: means any Employee of the Firm (or of any company that directly or indirectly has a 25% or greater interest in the Firm) who, in connection with his or her regular functions or duties, makes, participates in or obtains information regarding the purchase or sale of any securities (even if they're not Covered Securities) for any Client account, or whose functions relate to the making of any recommendations with respect to purchases and sales; and any natural person who directly or indirectly has a 25% or greater interest in the Firm and obtains information concerning recommendations made to any client of the Firm regarding the purchase or sale of any securities (even if they're not Covered Securities) by the client.

T.	Acknowledgment of Receipt and Compliance

The Firm will provide each Employee with a copy of the Code and any amendments hereto.  Any questions regarding any provision of the Code or its application should be directed to the Compliance Officer.  Each Employee must provide the Firm with a written acknowledgement (in the form provided by the Firm) evidencing the fact that such Employee has received and reviewed, and understands, the Code and any amendments thereto.

Adopted this day of _______________, 20___.

Mission Value Partners, LLC

Holdings Report
Name of Employee: ___________________________

Date of Submission: ______________________________

Type of Report (check one):  ___ Initial Holdings Report (submitted within 10 days after becoming an Employee)
___ Annual Holdings Report (submitted annually)

Note:  In lieu of completing Sections I and II below, Employees may submit brokerage statements that provide the information requested below.

I.     Securities Accounts

Account Title	Broker/Institution Name and Address	Account Number

II.   Covered Securities

Name of Security	Type of Security	Ticker or Identification Number	Number of Shares	Principal Amount
1.
2.
3.
4.
5.
6.
7.
8.
9.
10.

I hereby certify that the information contained in this report is accurate and that listed above are all personal accounts and Covered Securities with respect to which I or my Family/Household have beneficial ownership and direct or indirect investment influence or control.

By:
Name:
Date:

Mission Value Partners, LLC

B-4

MISSION VALUE PARTNERS, LLC
COMPLIANCE MANUAL SUMMARY
May, 2010

Page in Compliance Manual

CHAPTER 1:		OVERVIEW	1-1

A.	The Compliance Manual		1-1
	•	Objectives of Manual - employee awareness of requirements and procedural means to ensure compliance
	•	CCO will meet with new employees, and hold at least annual compliance meetings
B.	The Prevention of Insider Trading		1-1
	•	Introduction to prohibition (detail in Appendix I)
	•	Employees required to acknowledge they have received, comprehend, have complied and will comply with procedures
C.	Code of Ethics and Personal Trading		1-2
	•	Introduction to standards of business conduct (Code of Ethics in Appendix II)
	•	Employees are required to acknowledge they have received, comprehend, have complied and will comply with the Code
D.	Initial and Annual Employee Acknowledgements		1-2
	•	Acknowledge receipt of and understanding of Manual (within 1 week after receipt)
	•	Employees required to sign Conflicts Questionnaire
	•	Employees required to submit Initial Holdings Report
	•	Employees required to sign Confidentiality Agreement
	•	Employees required to acknowledge receipt of any subsequent, updated Manual
E.	Confidentiality		1-3
	•	Description of types of information that are deemed confidential and how to protect
	•	Privacy policies and procedures are included in Appendix IV
F.	Regulatory and Other Legal Inquiries		1-4
	•	Employees are to refer all regulatory inquiries or knowledge of pending litigation or dispute to the CCO
	•	All employees are required to fulfill their personal obligations to regulatory bodies including tax returns or other requirements
G.	Chain of Reporting		1-4
	•	All employees must report known or suspected violations of the Manual or any law, rule or regulation applicable to the business to the CCO

Mission Value Partners, LLC

Mission Value Partners Compliance Manual Summary	2010

	•	If the CCO is suspected of a violation of the Manual or any law, rule or regulation applicable to the business, it should be reported to the President, Andrew McDermott
	•	If both the CCO and the President are suspected of a violation of the Manual or any law, rule or regulation applicable to the business, it should be reported to the Executive Director, Kouji Yamada
	•	Failure to report a violation or suspected violation could result in disciplinary action
H.	Consequences of Non-Compliance		1-5
	•	Failure to comply with the Manual, or any law, rule or regulation applicable to the business may result in disciplinary action including termination, civil and/or criminal penalties

CHAPTER 2:		REGULATORY REQUIREMENTS	2-1

A.	SEC Registration		2-1
	•	As of April 22, 2010, the Firm became an SEC registered investment adviser
	•	ADV Parts I and Part II required to be kept current, with Part I updated at least annually
	•	It is the CCO’s responsibility to insure that the Firm’s Form ADV is kept up to date as required
	•	No IARs expected
B.	U.S. State Registration, Filings and Licenses		2-2
	•	As a US registered adviser, notice filings may be required in certain states
	•	It is the CCO’s responsibility to determine what state filings are required and to cause the Firm to make the requisite filings in a timely manner
C.	Other U.S and State Regulatory Filings		2-3
	•	It is the CCO’s responsibility to determine what other regulatory filings are required and to cause the Firm to make the requisite filings in a timely manner
	•	Form D and Blue Sky filings required
	•	DOL filings required for certain payments greater than $250 to labor unions
	•	Quarterly Form 13F required for certain securities traded on U.S. Exchanges
	•	Form 13G required for ownership of certain U.S. securities greater than 5%
	•	Section 16 obligations for ownership of certain U.S. securities over 10%
D.	Regulatory Filings – Cayman Islands		2-5
	•	CIMA filings required
	•	It is the CCO’s responsibility to determine what CIMA filings are required and to cause the Firm to make the requisite filings in a timely manner

Mission Value Partners Compliance Manual Summary	2010

E.	Regulatory Filings and Trading Regulations – Japan		2-6
	•	It is the CCO’s responsibility to determine what Japanese filings are required and to cause the Firm to make the requisite filings in a timely manner
	•	Substantial shareholding report through EDINET required for greater than 5% ownership of total outstanding voting shares of a Japanese company
	•	Additional reporting for each change in 1% of holdings
	•	The Firm may be able to file under a Preferential Reporting System
	•	Japanese “Principal Shareholder” regulations apply to over 10% ownership of outstanding voting rights of a Japanese company’s shares
•
The Clients managed by the Firm intend to beneficially own, either directly or indirectly through another person (including a nominee), under 10 percent of the total number of outstanding voting rights held by all shareholders at all times

	•	No unfair or deceptive measures in connection with trading
	•	Industry specific reporting requirements may be required
F.	Tender Offer Regulations – Japan		2-10
	•	Reporting requirements for over 5% holdings
G.	Proxy Solicitation Regulations – Japan		2-11
	•	Special procedures apply when soliciting proxies from ten or more shareholders
CHAPTER 3:		MARKETING	3-1
A.	Advertising		3-1
	•	Definition of advertising under Advisers Act
	•	The CCO will review all and approve all marketing materials
	•	Specific prohibitions on marketing, including false and misleading statements, no testimonials, no past specific recommendations unless certain requirements are met, etc.
	•	Limitations and guidelines with respect to performance advertising, including net of fees requirement
B.	Communications with the press and the public in the United States		3-7
	•	Private placement exemption prohibits general solicitation or advertising
•
In order to maintain the Firm’s registration exemptions, the CCO must (i) receive all requests for information about the Firm or any of the Funds from the press or members of the public; (ii) approve all requests for speaking engagements by Employees; and (iii) review all information about the Firm or any of the Funds that is or could be provided to the press or members of the public generally

C.	Communications with the Press and the Public Internationally		3-8
	•	Due to differing private placement rules in different countries, CCO must approve certain communications

Mission Value Partners Compliance Manual Summary	2010

D.	Use of Solicitors		3-8
	•	Specific rules govern cash payments to solicitors; solicitation arrangements must be precleared by the CCO
E.	Special Marketing Considerations for Private Funds		3-9
	•	Qualified purchaser, accredited investor and ERISA limitations

CHAPTER 4:		INVESTOR RELATIONS	4-1

A.	Admission of New Investors		4-1
	•	New investor acceptance procedures
	•	The acceptance of each new investor into any of the Funds is subject to prior written approval by the CCO
B.	Investment Management Agreements		4-1
	•	Employees are not authorized to execute advisory contracts or amend contractual provisions except upon the prior approval of the CCO
•
Each of the Firm’s advisory contracts must (i) contain a clause stating that the Firm cannot assign the advisory contract without the consent of the Client; (ii) not contain hedge clauses that may mislead an investor into believing that the investor has waived any right of action; and (iii) specify the amount of the Firm’s fees and the method by which the fees will be calculated

•
To the extent that the Firm enters into Investment Management Agreements that provide for performance-based compensation, the Firm will comply with Section 205 of the Investment Advisers Act and the rules thereunder

	•	The CCO will be responsible for reviewing, negotiating and approving all Investment Management Agreements of the Firm
C.	Proxy Voting		4-2
	•	Proxies must be voted in the best interests of the Clients (procedures outlined in Appendix III)
•
The CCO is responsible for responding to requests from Clients regarding how the Firm voted proxies and for furnishing, upon request of Clients, copies of the Firm’s Proxy Voting Policies and Procedures

D.	Privacy		4-2
	•	Privacy policies and procedures are in place designed to protect client privacy (outlined in Appendix IV)
	•	The CCO has general responsibility for overseeing the Firm’s obligations under applicable privacy rules
E.	Anti-Money Laundering		4-2
	•	AML policies and procedures (outlined in Appendix V); the Firm will rely on administrator policies and procedures as well
	•	Any Employee who suspects the possibility of money laundering activities involving the Firm or the Accounts must alert the CCO as soon as possible
	•	Any Employee with general questions regarding the Firm’s AML policies and procedures should contact the CCO

Mission Value Partners Compliance Manual Summary	2010

F.	Client Information Delivery Requirements		4-3
	•	It is the CCO’s responsibility to assure that the Firm is complying with its disclosure and information delivery requirements
	•	Form ADV Part II; initial and annual
	•	Material events special disclosures
	•	Any Employee who become aware of a material event requiring special disclosure must promptly report the information to the CCO

CHAPTER 5:		MANAGING FUND PORTFOLIOS	5-1

A.	Suitability		5-1
	•	The Firm must make suitable recommendations to clients; “know your client” requirements
B.	Investment Recommendations		5-1
	•	The Firm must have a reasonable basis for making an investment
	•	It is the President’s responsibility to assure that the Firm has conducted reasonable due diligence prior to making a suitable investment
C.	Adherence to Investment Objectives		5-1
	•	The Firm is required to purchase and sell securities consistent with the Clients’ investment objectives
•
The President will be primarily responsible for ensuring that the securities held by a Account are consistent with the Account’s disclosures set forth in the relevant offering documents and will review each Account’s portfolio holdings at least weekly

•
On at least a monthly basis, the CCO will review each Account’s portfolio holdings to determine that the securities (and other financial instruments) held by the Funds remain consistent with the Funds’ offering documents

D.	Best Execution		5-2
	•	Duty of best execution (described in Appendix VI)
E.	Soft Dollar Arrangements		5-2
	•	Soft dollar arrangements shall be Section 28(e) compliant (detail in Appendix VII)
	•	The Firm will fully disclose its soft dollar arrangements to Clients
F.	Aggregation and Allocation of Client Trades		5-3
	•	The firm may aggregate trades; procedures for equitable allocation (detail in Appendix VIII)
	•	The Firm will fully disclose its aggregation and allocation policy to Clients
G.	Affiliated Brokerage		5-3
	•	The Firm does not currently have any affiliated broker-dealer and is not itself a broker-dealer
	•	The Firm will not use any affiliated broker-dealer to effect securities transactions for any client

Mission Value Partners Compliance Manual Summary	2010

H.	Trade Errors		5-3
	•	The Firm will compensate the client for all losses resulting from trade errors (detail in Appendix IX)
	•	Trade errors shall be promptly reported to CCO
I.	Valuation		5-4
	•	Policies and procedures in place for valuation (detail in Appendix X)
	•	CCO will review valuations at least monthly
J.	Statutory Investment Limits		5-4
	•	Any investment strategies that call for an Account to invest in registered investment companies must be approved in advance by the President in consultation with the CCO
	•	No ownership over 3% of RICs, including money market funds
	•	No ownership of ETFs over 3% unless ETF has exemptive order from the SEC
	•	President must inform CCO of any RIC or ETF positions exceeding 2%
	•	The CCO must determine whether any Account can rely on any exemptions from the 3% restriction
K.	Custody of Client Funds and Securities		5-5
	•	Client assets to be deposited with Qualified Custodian
	•	GAAP audited (by PCAOB registered auditor) financials of the Funds must be distributed within 120 days of fiscal year end
	•	The COO is responsible for ensuring investors in the Funds receive audited financial statements each year
	•	Upon liquidation of a Fund, GAAP audited financials will be distributed to all limited partners (or other beneficial owners) promptly after the completion of such audit
	•	Specific requirements for separately managed accounts
	•	Misdirected client asset procedures
	•	The COO is responsible for returning misdirected funds to Clients
L.	Cross Trades		5-7
	•	The Firm will not to engage in principal transactions or agency cross trades with or among Clients unless permitted by applicable securities laws
	•	Trades to rebalance portfolios will generally be executed in the market; provided, however, that the Firm will not enter into market cross trades with Client Accounts that prohibit short sales
	•	Cross trades involving a Client that is a registered investment company will be effected in compliance with Rule 17a-7 under the Investment Company Act
	•	It is the President’s responsibility not to engage in cross transactions in violation of this policy
	•	The CCO will review transactions on a monthly basis

Mission Value Partners Compliance Manual Summary	2010

CHAPTER 6:		SUPERVISION AND COMPLIANCE OVERSIGHT	6-1

A.	Supervisory Functions		6-1
	•	Each Employee acting in a supervisory capacity to oversee any other Employee under his or her supervision in a manner consistent with the policies and procedures contained in the Manual
B.	Role of the Compliance Officer		6-1
	•	The CCO administers the Firm’s overall compliance program, which includes each of the policies and procedures set forth in the Manual
•
The CCO is responsible for ensuring that she and all other Employees receive initial training and undertake the continuing education necessary to understand and meet applicable requirements of the Manual

	•	The CCO will conduct an initial meeting with new employees within 2 weeks of employment, and the CCO available on ongoing basis
•
The CCO will prepare a written Annual Compliance Review within 120 of the Firm’s SEC registration anniversary date (April 22) to include specific consideration of (i) any compliance matters that arose during the previous year; (ii) any changes in the business activities of the Firm (or any affiliated entities); and (iii) any changes to applicable laws, rules or regulations that might suggest a need to revise the Manual.

•
Upon the conclusion of the Annual Review, the CCO will prepare a report that documents her efforts including (i) the dates during which the review was conducted, (ii) the steps taken during the review, and (iii) any changes made to the Manual as a result of the review

	•	The CCO will be responsible for maintaining copies of the Annual Reviews and related testing
•
The CCO will be responsible for conducting any other reviews and taking any other actions necessary throughout the Firm’s fiscal year to ensure that, at all times, the Firm conducts its business in accordance with all applicable laws, rules and regulations

	•	CCO contact info and availability
C.	Accuracy of Disclosures		6-2
•
The Firm has an obligation to ensure the accuracy of our U.S. and international regulatory filings and any communications sent to investors and potential investors, such as offering memoranda and periodic reports

	•	The accuracy of regulatory filings will be the responsibility of the CCO
	•	The accuracy of the offering memoranda for the Funds will be the primary responsibility of the CCO and the President as necessary
•
The accuracy of investor communications must be approved by the CCO, who may solicit the input of personnel from various business operations, particularly when the communications include discussions about the Firm’s securities recommendations or the performance of the Accounts

	•	The Chief Operating Officer will have primary responsibility for confirming the accuracy of information contained in investor account statements

Mission Value Partners Compliance Manual Summary	2010

D.	The Maintenance of Required Books and Records		6-3
	•	Types of documents required to be maintained
	•	Length of retention and location; the Firm will abide by lengthier Investment Company Act rules because certain of its Clients are expected to be registered investment companies
	•	Special rules for certain legal matters
•
The CCO will have overall responsibility for ensuring that all required books and records are identified and properly maintained, although the CCO may assign responsibility for maintaining certain books and records to designated individuals within the Firm’s various business operations

E.	Business Continuity Plan		6-5
•
BCP designed to ensure (i) continuity and survival of the Firm’s business; (ii) protection of Employees, Client assets and Firm property; (iii) management control of risks and exposures; (iv) preventive measures where appropriate; and (v) long-term recovery of systems and infrastructure

	•	The Firm’s Business Continuity Plan is included as Appendix XI

Exhibits
Exhibit A	List of Private Funds and Accounts
Exhibit B	Annual Compliance Acknowledgement Form
Exhibit C	Confidentiality Agreement

Appendices

Appendix I	Procedures to Prevent and Detect Misuse of Material Nonpublic Information
•	Introduction to insider trading
•
No Employee may trade, either personally or on behalf of others (such as Accounts), while in possession of material, nonpublic information, nor may any Employee communicate material, nonpublic information to others in violation of the law

•	Definitions and examples relating to insider trading in U.S. and under Japanese law
•	Procedures for employees who think they may have access to material non-public information
•	The Firm will maintain a “Restricted List” of companies about which a determination has been made that it is prudent to restrict trading activity

Mission Value Partners Compliance Manual Summary	2010

•	As a general rule, trades will not be allowed for Clients, or for the personal accounts of Employees, in the securities of a company appearing on the Restricted List, except with approval of the CCO
•	Any determination to remove a company from the Restricted List must be approved by the CCO
•
Restrictions with regard to securities on the Restricted List are also considered to extend to options, rights or warrants relating to those securities and any securities convertible into those securities

Appendix II	Code of Ethics
•	Standards of professional conduct
•	Persons and accounts covered by Code of Ethics
•	Compliance with applicable securities laws required
•	Initial (within 10 days of employment) and annual holdings reports (within 30 days of year end) required
•	Quarterly transactions reports required within 10 days of quarter end
•	Pre-approval required for trading in certain Japanese equity securities, private placements and IPOs
•	Prohibited transactions and excessive trading activity
•	Confidential information
•
Conflicts of interest  - list of activities Employees may not engage in without pre-approval from the CCO: (i) serve as a director, officer, employee, partner or trustee – nor hold any other position of substantial interest – in any outside business enterprise; (ii) act on behalf of the Firm in connection with any transaction in which he or she has a personal interest; (iii) have a substantial interest in any outside business which, to the Employee’s knowledge, is involved currently in a business transaction with the Firm, or is engaged in businesses similar to any business engaged in by the Firm; (iv) engage in any transaction involving the purchase of products and/or services from the Firm; (v) borrow an amount greater than 10% of their respective gross assets, on an unsecured basis from any bank, financial institution, or other business that, to the Employee’s knowledge, currently does business with the Firm or with which the Firm has an outstanding investment relationship; (vi) favor one Client account over another Client account or otherwise disadvantage any Client in any dealings whatsoever to benefit either the Employees, the Firm or another third-party Client account; (vii) take advantage of any opportunity that they learn about or otherwise personally benefit from information obtained as an Employee that would not have been available to such Employee if they were not a the Firm employee; (viii) use for their own benefit (or the benefit of anyone other than the Client) information about the Firm’s trading or recommendations for Client accounts.

Mission Value Partners Compliance Manual Summary	2010

•
Employees are prohibited from serving on the boards of directors of any outside company, unless the service (i) would be in the best interests of the Firm or the Clients and (ii) has been approved in writing by the CCO

•
The Firm discourages Employees from (i) engaging in outside business ventures (such as consulting engagements or public/charitable positions); (ii) accepting any executorships, trusteeship or power of attorney (except with respect to a family member); and (iii) serving on a creditors committee except as part of the Employee’s duties at the Firm - Accordingly, an Employee must obtain pre-approval from the CCO prior to engaging in any of these activities

•	The Firm does not contribute financial or other support to political parties or candidates for public office
•
Gifts and entertainment policies: (i) no acceptances of gifts that could create a conflict of interest; no acceptances of certain gifts above $100; (ii) no cash gifts or cash equivalents to or from an investor, prospective investor, or any entity that does business with or on behalf of the Firm; (iii) no excessive entertainment; (iv) no gifts or entertainment to government officials without CCO approval; (v) gift reporting on a quarterly basis; (vi) no use of position with the Firm to obtain anything of value from a Client, supplier, person to whom the Employee refers business, or any other entity with which the Firm does business; (vii) no referrals to Clients (e.g., of accountants, attorneys, or the like) if the Employee expects to personally benefit in any way from the referral; (viii) no bribes, kickbacks, or similar remuneration or consideration of any kind are to be given or offered to any individual or organization or to any intermediaries such as agents, attorneys or other consultants

•	All expenditures and receipts, including personal expense statements, must be supported by documents that accurately and properly describe such expenses
•	Every Employee must immediately report any violation of the Code to the CCO
•	Should the Employee’s concern be with the CCO, he or she should share their knowledge or suspicion with the President
•	The CCO may grant exceptions to the Code on case by case basis under certain conditions, with exception of provisions of the Code are mandated by SEC rule and cannot be waived
•	The CCO will receive and review all reports submitted pursuant to the Code

Mission Value Partners Compliance Manual Summary	2010

•
The CCO will review the reports to determine that Employee and Access Person trades are consistent with requirements and restrictions set forth in the Code and do not otherwise indicate any improper trading activities

•	The CCO will ensure that all books and records relating to the Code are properly maintained – required books and records listed
•	Definition section

Appendix III	Proxy Voting Policies and Procedures
•	The portfolio managers are responsible for making all proxy voting decisions in accordance with these proxy voting policy and procedures
•	The portfolio managers are responsible for the actual voting of all proxies in a timely manner
•	The CCO is responsible for monitoring the effectiveness of the policies
•	Factors considered when voting proxies
•	The Firm will generally delegate proxy voting decisions and procedures to Institutional Shareholder Services (“ISS”), whose proxy voting policies are similar to those of the Firm
•	Any proxy that is not voted in accordance with ISS shall be documented by the CCO along with the rationale for such vote
•	If the proxy recommendation by ISS is contrary to the Firm’s policy, the Firm may vote contrary to the recommendation of ISS and the rationale for such vote will be documented by the CCO
•	Procedures for addressing and resolving conflicts of interest when voting proxies
•	The Firm will provide a copy of the Firm’s Proxy Voting Policies and Procedures to Clients upon request
•	Clients may contact the CCO for information regarding how the Firm voted proxies
•	List of proxy records maintained by CCO

Appendix IV	Privacy Policies and Procedures
•	General scope and applicability of policy
•	Non-Disclosure of client information
•	Any disclosure of client information to third-party service providers or for joint marketing purposes must be pre-approved by the CCO
•	The Firm and the Funds will deliver initial notification of the Firm’s privacy policies and procedures and annual notice thereafter to Clients
•	Safeguarding client information and limitations on access to Client information

Mission Value Partners Compliance Manual Summary	2010

•	The CCO will review the Privacy Policies and Procedures on an annual basis and test their effectiveness

Appendix V	Anti-Money Laundering Policies and Procedures
•
The AML Program includes (i) the development of these Anti-Money Laundering Policies and Procedures; (ii) the appointment of an AML Compliance Officer (the CCO), and (iii) conducting appropriate employee training

•	It is each Employee’s duty to report potentially suspicious activity to his or her supervisor or the AML Compliance Officer
•	Definition of money laundering
•	Description of applicable AML laws of the United States
•	“Know your customer” policies and procedures
•	Monitoring for suspicious activity and red flags
•
The AML Compliance Officer responsibilities include: (i) handling information requests and acting as Firm liaison with law enforcement officials, government regulators, or any other person regarding any issues related to the Firm’s AML program; (ii) arranging for and/or performing appropriate due diligence on investors/partners (e.g., checking OFAC lists); (iii) reviewing and updating the Firm’s AML Program consistent with new laws and regulations and customary industry practice; (iv) coordinating investigations into potentially suspicious activity brought to her attention including reporting the findings of such investigations to management or other supervisory personnel

•
The AML Compliance Officer will train those members of the Firm who interact with investors and are involved with the movement of money in order to familiarize them with the Firm’s AML Program and to train them to recognize suspicious activity

•	The CCO is responsible for filing appropriate SARs or TDF-90s
•
The Firm and the AML Compliance Officer may rely on third parties (whether external or internal) to assist in combating money laundering and complying with U.S. and non-U.S anti-money laundering laws and regulations

•	Required records to be maintained by the CCO

Appendix VI	Best Execution Guidelines
•	Factors used in the selection of the Firm’s broker-dealers
•
The portfolio managers and the CCO will jointly approve a list of broker-dealers eligible to effect the Firm’s transactions (“Approved Broker List”), in part by reviewing and/or considering broker-dealer trading volumes, prices, commissions, other transaction costs and the overall quality of execution

Mission Value Partners Compliance Manual Summary	2010

•	Given the market the Firm trades in, the approved broker list may be limited to only one or two brokers that meet the Firm’s requirements
•
The portfolio managers and the CCO will, no less frequently than annually, review the Approved Broker List, and determine whether all of the broker-dealers listed continue to demonstrate the ability and commitment to provide the Firm with best execution

•	The portfolio managers and the CCO will review guidelines for approving the Approved Broker List will be reviewed for applicability and effectiveness on at least an annual basis
•	New broker-dealers may be added to or removed from the Approved Broker List in the discretion of the portfolio managers and the CCO
•
Approved brokerage commission structure: limited to a maximum of 10 basis points (.10%) for electronic trading and 25 basis points (.25%) for agency equity trades unless unusual circumstances warrant otherwise

•	Approval for trading at above 4 cents per share (excluding soft dollar portion) must be obtained from the CCO prior to the time of trade
•
The portfolio managers and the CCO will review commissions and other transaction costs and trade volumes by broker-dealer on a quarterly basis to evaluate reasonableness in light of services received and consistency with these guidelines

•	The maximum commission per share will be reviewed at least annually

Appendix VII	Soft Dollar Procedures
•	Description of Section 28(e) safe harbor
•	The Firm’s three-step approach to determine whether the product or service falls under Section 28(e)
•	Examples of research under Section 28(e)
•	All soft dollar arrangements must be pre-approved by the CCO

Appendix VIII	Order Aggregation and Allocation Procedures
•
General procedures in order to treat all Accounts on a fair and equitable manner including: (i) best execution; (ii) fair treatment across all Accounts; (iii) preparation of allocation statement (pro rata among Accounts); (iv) partial fills (pro rata); (v) maintenance of records; (vi) safeguarding of assets; (vii) no additional compensation for aggregation; and (viii) individualized advice and consideration provided to each Account

Mission Value Partners Compliance Manual Summary	2010

•
An aggregated order may be allocated on a basis different from that specified in the Allocation Statement if all Accounts receive fair and equitable treatment and the reason for the different allocation is explained in writing and is approved in writing by the CCO no later than one hour after the opening of the markets on the trading day following the day the order was executed

•
Reasons for allocating on a basis different from that specified in the Allocation Statement include: an Account’s investment guidelines and restrictions, available cash, liquidity requirements, tax or legal reasons, and to avoid odd-lots or in cases when a pro rata allocation would result in a de minimis allocation to one or more Accounts

Appendix IX	Trade Error Procedures
•	Descriptions and examples of trade errors
•
The following trade error correction procedures are to be followed: (i) errors are to be corrected as soon after discovery as is reasonably practical, and in such a manner that the Client incurs no loss; (ii) errors must be reported to the CCO immediately upon discovery; (iii) the CCO is required to approve the resolution of all trade errors; (iv) a written Trade Error Report, attached as an exhibit, or a report containing equivalent information, must be completed and maintained for all trade errors; (v) a Trade Error Report must detail the type of trade error, the manner in which the error occurred, and the resolution of the error; (vi) Client losses caused by trade errors will be reimbursed by the Firm who is responsible for making the affected Clients whole; (vii) Client gains caused by trade errors will be credited to the affected Client; (viii) gains from trade errors may not offset losses from trade errors; and (ix) soft dollars may not be used, either directly or indirectly, to correct trade errors

•
All documentation in connection with the resolution of any trading errors will be maintained by the CCO for a period of five years from the end of the fiscal year in which the documentation was generated

•	Sample trade error report is included as exhibit to policy

Appendix X	Valuation Policies and Procedures
•	The Firm shall delegate daily pricing with respect to the Funds to the Fund administrator
•	The Firm may override administrator pricing, and shall price the holdings in non-Fund Accounts, in accordance with the following valuation policy by asset type:
•
U.S. and NASDAQ listed securities, over the counter securities, foreign equities, listed ADRs, listed options, over the counter options, futures and listed warrants are valued by Bloomberg or other major third party pricing service at closing price

Mission Value Partners Compliance Manual Summary	2010

•	If no closing price is available, then the securities are priced at closing “bid” (long) or “ask” (short) in the principal market where they are traded
•	If no sales occurred on the date of determination, then the securities will be valued at the “bid” (long) or “ask” (short) on the most immediate prior date on which such prices were quoted
•	If no such prices were quoted during the 15 business days prior to the date of determination, at a fair value reasonably determined by the Firm as described below
•
If the Firm, in its sole discretion, determines that the value of any securities or other property does not represent the fair value of such securities or other property, the Firm may fair value the security by consensus of the Valuation Committee or hire an independent third party to appraise such assets

•
Debt securities, including convertible bonds and U.S. Treasury securities are appraised at their respective fair market values as quoted by Bloomberg or any other major third party pricing service selected by the Firm, which prices reflect broker-dealer supplied valuations and/or matrix pricing or other appropriate valuation inputs

•	Alternate valuation procedures similar to equities apply to debt
•	Cash and cash equivalents are generally valued at full value, unless unlikely to be paid or received in full
•
Forward contracts and options on foreign currencies are appraised at their respective fair market values as quoted by any major third party pricing service or major bank selected by the Firm as of the close of regular trading on the New York Stock Exchange (generally 4:00 p.m. Eastern Time)

•
Foreign currencies are converted to U.S. Dollars using the spot rate as of the close of regular trading on the New York Stock Exchange as provided by Bloomberg, or any major third party pricing service or major bank

•	All other assets of the Funds shall be valued at such value as determined by any major third party pricing service

Appendix XI	Business Continuity Plan
•	General contact and Firm policy
•	Business location and alternate physical locations
•	Data back-up and recovery
•	Mission critical systems
•	Alternate forms of communication
•	Critical business contacts

Mission Value Partners Compliance Manual Summary	2010

•	Each Employee will receive a copy of the call tree, which will be updated by the CCO from time to time as necessary
•	The person to invoke use of the call tree is the CCO or the President
•	The CCO is responsible for approving the BCP and for conducting an annual review of the BCP
•	Annual testing and review; updates on as needed basis

Appendix XII	Compliance Calendar